CONSULTING AGREEMENT

     This Consulting Agreement is made effective this 1ST day of September 1995 by and between Canton Financial Services Corporation, a Nevada corporation with offices at 268 West 400 South, Suite 310, Salt Lake City, Utah 84101 (hereinafter "Consultant") and HYTK Industries, Inc., a Nevada corporation with offices at 4582 South Ulster Parkway, Stanford Place III, Suite 201, Denver, Colorado, 80237 (hereinafter referred to as HYTK or "Client") with respect to the following:

                                    RECITALS

          WHEREAS, Consultant is in the business of providing general business consulting services to privately held and publicly held corporations; and

          WHEREAS, Client desires to retain Consultant to provide advice relative to corporate and consulting services;

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Client and Consultant agree as follows:

         1.       Engagement of Consultant.

          (a) Consultant agrees to be responsible for taking all steps necessary to prepare Client for a merger. This includes, but is not limited to, facilitating efforts to cause Client's corporate status with the state to be in good standing; restructuring Client's capital formation possibly through reverse splits, reauthorization of debt and equity; negotiating the settlement of outstanding debts and lawsuits; preparing financial statements and audits; preparing and filing other documents with the necessary regulatory bodies as is required by law, including, but not limited to preparing and filing Forms 10-K and 10-Q if necessary.

          (b) Consultant agrees to prospect for, interview and perform necessary due diligence on potential merger candidates and to negotiate and structure a merger with potential candidates.

          (c) Consultant agrees to only consider merger candidates that at a minimum meet NASDAQ listing requirements with respect to gross assets and net worth.

          (d) Consultant further agrees to aid Client in preparation of Client's 15c2-11, and to use its best efforts to recruit market makers in order to develop a market for Client's stock. Additionally, Consultant agrees to prepare press releases and corporate fact sheets and to perform other public and investor relations services in an attempt to develop an active market for Client's stock.

         2.       Compensation.

          Client shall pay Consultant an hourly fee for the consulting services provided during the Initial Consulting Period (as defined below) with an option to convert any amounts due to Consultant for said consulting services into stock of Client.

          Client shall pay as a finders fee 1,025,675 shares or, 51% of the issued and outstanding shares of the company, whichever is greater, as follows:
Park Street Investments, Inc., shall receive the sum of 102,567 shares; A-Z Professional Consultants, Inc. shall receive 923,108 shares.

         3.       Term of Agreement, Extensions and Renewals.

          This Agreement shall have an initial term of five years (5) (the "Initial Consulting Period") from the above date hereon although if the Consulting Services are completed prior to the expiration of this time period the agreement may be earlier terminated and the Consultant paid the base fee. Thereafter, this Agreement can be extended on a month to month basis (the "Extension Period") by mutual agreement of the parties executed in writing specifying the compensation for the Extension Period. Such notice shall be in writing and shall be delivered at least ten (10) days prior to the end of the Initial Consulting Period or any subsequent extension period. In the event of termination pursuant to this paragraph, neither party shall have any further rights or obligations hereunder after the effective date of such termination except that the obligation of Client to make payments as provided for in this Agreement and to reimburse costs and expenses shall continue until paid in full by Client.

         4.       Nondisclosure of Confidential Information.

          In consideration for the Client entering into this Agreement, Consultant agrees that the following items used in the Clients business are secret, confidential, unique, and valuable, were developed by Client at great cost and over a long period of time, and disclosure of any of the items to anyone other than Client's officers, agents, or authorized employees will cause Client irreparable injury.

         A. Non public financial information, accounting information, plans of operations, possible mergers or acquisitions prior to the public announcement;

         B. Customer lists, call lists, and other confidential customer data;

         C. Memoranda, notes, records concerning the technical processes conducted by Client;

         D. Sketches, plans, drawings and other confidential research and development data or;

         E.       Manufacturing   processes,   chemical  formulae,   and/or  the
                  composition of Client's products.

         5.       Due Diligence.

         Client shall supply and deliver to Consultant all information relating to its business as may be reasonably requested by Consultant to enable Consultant to make such investigation of Client and its business prospects, and Client shall make available to Consultant names, addresses and telephone numbers as Consultant may need to verify or substantiate any such information provided.

         6.       Best Efforts Basis.

         Consultant agrees that it will at all times faithfully and to the best of its experience, ability and talents, perform all the duties that may be required of and from Consultant pursuant to the terms of this Agreement. Consultant does not guarantee that its efforts will have any impact on client's business or that any subsequent financial improvement will result of Consultant's efforts. Client understands and acknowledges that the success of failure of Consultant's efforts will be predicated on Client's assets and operating results.

         7.       Costs and Expenses.

         Consultant agrees to front all hard costs, however Client agrees that Consultant shall be reimbursed for these hard costs either in cash or stock, simultaneously with paying the liabilities currently owed by HYTK. If sufficient cash is not available to pay both amounts due, Client and Consultant agree to share the cash on a pro-rata basis, unless otherwise agreed to by the parties.

         8.       All Prior Agreements Terminated.

         This Agreement constitutes the entire understanding of the parties with respect to the engagement of Consultant, and all prior agreements and understandings with respect thereto and hereby terminated and shall be of no force or effect.

         9.       Consultant is not an Agent or Employee.

         Consultant's obligations under this Agreement consist solely of the Consulting Services described herein. In no event shall Consultant be considered to act as the employee or agent of Client or otherwise represent or bind Client. For the purposes of this Agreement, Consultant is an independent contractor. All final decisions with respect to acts of Client or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Client or such affiliates and Consultant shall under no circumstances by liable for any expense incurred or loss suffered by Client as a consequence of such action or decisions.

         10.      Miscellaneous.

         A. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties.

         B. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

         C. Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act of occurrence shall not be deemed to be a consent to any other act or occurrence.

         D.       Assignment:

                  (i) Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other;

                  (ii) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

         E. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal or when sent by facsimile transmission, charges prepared provided that the communication is addressed:

                           (i)      In the case of BRIA to:
                                    Canton Financial Services Corporation
                                    Attn: Steven A. Christensen
                                    268 West 400 South, Suite 310
                                    Salt Lake City, Utah 84101
                                    Telephone:  (801) 575-8073
                                    Facsimile:  (801) 575-8340

                           (ii)     In the Case of Consultant to:
                                    HYTK Industries, Inc.
                                    4582 South Ulster Parkway,
                                    Stanford Place III, Suite 201
                                    Denver, Colorado 80237

                  or to such other person or address designated in writing to receive notice.

         F. Headings and Captions. The headings of paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

         G. Entire Agreement. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

         H. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

         I. Controlling Law and Venue. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Utah, the state in which this Agreement is being executed.

         J. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees.

         K. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

         L. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

         M. Further Actions. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         N. Indemnification. Client agrees to indemnify, defend and hold Consultant harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.

         O. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

         P. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement on the date herein above written.

HYTK INDUSTRIES, INC.                      CANTON FINANCIAL SERVICES CORPORATION


By: /s/Gordon Beckstead                    By: /s/ Steven Christensen
Gordon Beckstead, President                Steven Christensen, President